SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                                     FORM 8-K


                                   CURRENT REPORT

                          Pursuant to Section 13 or 15(d) of the
                              Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): September 8, 1999



                            HVIDE MARINE INCORPORATED
             (Exact name of registrant as specified in its charter)



    Florida                  0-28732                          65-0524593
(State or other          (Commission File                   (IRS Employer
jurisdiction of               Number)                      Identification No.)
incorporation)



        2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code: 954.524.4200


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Item 3. Bankruptcy or Receivership.

         On September 8, 1999, Hvide Marine Incorporated (the "Company") and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (Case No. 99-3024(PJW)). No trustee, examiner with extended powers, receiver, fiscal agent or similar officer has been appointed with respect to the Company and such subsidiaries, which continue to operate their businesses and manage their assets as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

         See Item 5 below for additional information.

Item 5.  Other Events.

         Prior to the filings referred to in Item 3 above, the Company and certain lending institutions entered into Amendment No. 7 and Interim Waiver, dated as of August 20, 1999 ("Amendment No. 7"), of the Company's Amended and Restated Revolving Credit and Term Loan Agreement (such Agreement, as amended, the "Credit Facility"). In Amendment No. 7, the Company's bank lenders agreed to waive, until September 7, 1999, the Company's noncompliance with certain covenants in the Credit Facility.

         In addition, effective September 10, 1999, the Company and certain lending institutions entered into a Debtor in Possession Revolving Credit and Term Loan Agreement (the "DIP Facility"). Subject to certain conditions and limitations, the DIP Facility provides the Company with a revolving credit facility of up to $60 million; in addition, the approximately $241 million of borrowings previously outstanding under the Credit Facility have been converted into a term loan under the DIP Facility. On September 9, 1999, the Bankruptcy Court granted interim approval of the DIP Facility and thereby authorized the $241 million term loan and borrowings under the revolving credit facility of up to $42 million pending a final hearing, which is scheduled to be held on September 30, 1999. Prior to December 15, 1999, borrowings under the DIP
Facility bear interest at three percentage points over the "Base Rate" of Citibank, N.A., Administrative Agent under the DIP Facility; on and after December 15, 1999, any such borrowings would bear interest at seven and one-half percentage points over such Base Rate. The DIP Facility also provides for certain fees payable by the Company and for certain covenants relating to earnings before interest, taxes, depreciation and amortization; capital expenditures; collateral coverage; and outstanding borrowings. The DIP Facility expires on February 28, 2000.

         The above descriptions are qualified by reference to Amendment No. 7 and the DIP Facility, which are filed as exhibits to this Report and are incorporated herein by reference.

         In its September 9, 1999 announcement concerning the Chapter 11 filings and the DIP Facility, the Company also announced that it is in active discussions with representatives of certain major creditors on the terms of a restructuring plan under which the Company's general and trade creditors would be paid in full; the DIP Facility would be refinanced; holders of the Company's 8.375% Senior Notes due 2008 would exchange their Senior Notes for common equity of the Company; and holders of the Trust Convertible Preferred Securities issued by a subsidiary of the Company and of the Company's Common Stock would receive common equity and/or warrants to purchase common equity. Implementation of any such plan is subject to numerous conditions and is expected to result in substantial dilution to the Company's current stockholders.

         On September 9, 1999, The Nasdaq Stock Market ("Nasdaq") announced that trading in the Company's Common Stock had been suspended "for additional information requested" from the Company and that trading in the Common Stock would remain suspended until the Company "has fully satisfied Nasdaq's request for additional information." The Company subsequently provided Nasdaq with the requested information. However, on September 20, 1999, Nasdaq advised the Company that, in the opinion of Nasdaq's staff, "continued listing of the Company's securities on [Nasdaq] is no longer warranted" and that its staff "has determined to delist the Company's securities from [Nasdaq] effective with the close of business on September 28, 1999." Nasdaq has also advised that the Company may appeal this determination. The Company has not yet determined whether it will pursue an appeal and can give no assurance that an appeal, if pursued, would be successful.

         Should the Company's Common Stock be delisted, it may trade in securities markets other than Nasdaq. However, the Company can give no assurance that its Common Stock will trade on any other markets or as to the nature and extent of any such trading.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         The following are being filed as exhibits to this Report:

10.1 Amendment No. 7 and Interim Waiver, dated as of August 20, 1999, of Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 12, 1998.

10.2 Debtor in Possession Revolving Credit and Term Loan Agreement dated as of September 10, 1999.

99.1 Hvide Marine Incorporated announcement dated September 9, 1999.



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                               SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned thereunto duly authorized.


                                         HVIDE MARINE INCORPORATED
                                              (Registrant)


                                         By s/Robert B. Lamm
                                               Robert B. Lamm
                                         Senior Vice President, General Counsel
                                           and Secretary


Dated: September 21, 1999